EXHIBIT 21

         SUBSIDIARIES OF C&D TECHNOLOGIES, INC.



C&D Charter Holdings, Inc., incorporated in the state of Delaware

Ratelco Electronics, Inc., incorporated in the state of Delaware

Charter Power F. S. Ltd., incorporated in the Islands of Bermuda

Power Convertibles Corporation Ireland Ltd., organized under the laws of Ireland

PCC Mexican Holdings, Inc., a Delaware corporation

PCC de Mexico, S. A. de C.V., organized under the laws of Sonora, Mexico

C&D TECHNOLOGIES de Mexico, S. A., de C. V., organized under the laws of Sonora, Mexico


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